UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
October 25, 2007

Date of Report (Date of earliest event reported)
IMARX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33043	86-0974730
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1635 East 18th Street
Tucson, AZ 85719-6803

(Address of principal executive offices)
(520) 770-1259

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
     On October 25, 2007, we entered into a Note Extension and Amendment Agreement (the “Agreement”) with Abbott Laboratories (“Abbott”) and LaSalle Bank National Association (the “Escrow Agent”) that amended the terms of (a) the $15 million non-recourse promissory note, dated April 25, 2006, that we issued to Abbott in connection with our acquisition of Abbokinase® (the “Note”) and (b) the Escrow Agreement, dated April 25, 2006, that we entered into with Abbott and the Escrow Agent. The escrow account is funded by a portion of the proceeds of sales of Abbokinase, and secures repayment of the Note.
     Under the Agreement, the maturity date of the Note was extended from December 31, 2007 to March 31, 2008. In addition, the final date for distribution to Abbott of amounts held in escrow to secure repayment of the Note was extended from December 31, 2007 until March 31, 2008.
     In connection with the execution of the Agreement, we instructed the Escrow Agent to pay to Abbott the existing $4,779,665.67 balance, as of October 25, 2007, of the escrow fund under the Escrow Agreement. This payment was applied first to accrued and unpaid interest under the Note and then to a reduction in the outstanding principal of the Note. After such payment, the outstanding principal amount of the Note was $11,571,567.21. All other terms of the Note and the Escrow Agreement remain unchanged.
     A copy of the Agreement is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by this reference.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

10.1	Note Extension and Amendment Agreement, dated October 25, 2007, by and among ImaRx Therapeutics, Inc., Abbott Laboratories and LaSalle Bank National Association.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2007	IMARX THERAPEUTICS, INC.
	By:	/s/ Kevin Ontiveros
Kevin Ontiveros,
Vice President, Legal Affairs, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Note Extension and Amendment Agreement, dated October 25, 2007, by and among ImaRx Therapeutics, Inc., Abbott Laboratories and LaSalle Bank National Association.